CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Post –Effective Amendment Nos. 21 and 22 to Registration Statement No. 033-11420 of Nicholas Limited Edition, Inc. on Form N-1A of our report dated January 27, 2005, appearing in the Annual Report of Nicholas Limited Edition, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

Deloitte & Touche LLC

Milwaukee, WI
April 27, 2005